Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Glacier Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other	2,450,000	N/A	$70,024,185	0.0001102	$7,716.66

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$70,024,185		$7,716.66

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$7,716.66

(1)

Represents the maximum number of shares of common stock, par value $0.01 per share, estimated to be issuable by Glacier Bancorp, Inc. (“Glacier”), upon the consummation of the merger with Community Financial Group, Inc. (“CFGW”) described herein. The number of Glacier common stock being registered is an estimate based on (i) the exchange ratio of 1.0931 of a share of Glacier common stock for each share of common stock, no par value per share, of CFGW multiplied by (ii) the sum of (x) 2,136,808 CFGW common shares outstanding as of September 12, 2023, plus (y) the estimated maximum number of CFGW common shares reserved for issuance under CFGW’s equity award plans, which equals 86,182 as of September 12, 2023.

(2)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(f) under the Securities Act, the proposed maximum offering price of $70,024.185 is the product of (A) $31.50 (the average of the high and low prices of the last sale reported for CFGW common shares as reported on The OTC Markets on September 12, 2023), times (B) 2,222,990 (the maximum number of CFGW common shares expected to be exchanged for the common stock being registered, including, 2,136,808 CFGW common shares issued and outstanding, and 86,182 common shares reserved for issuance upon the exercise of outstanding stock options, in each case, as of September 12, 2023).